Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Triller Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	34,741,701	$4.30	(2)	$149,389,314.30	0.00015310	$22,871.50
Fees Previously Paid	—	—	—	—			—		—
	Total Offering Amounts						$149,389,314.30		$22,871.50
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fees Due								$22,871.50

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s shares of Common Stock as reported on the Nasdaq Capital Market on November 13, 2024.